EXHIBIT 99.1

First Northern Community Bancorp Reports Third Quarter 2024 Net Income of $5.5 Million
For immediate release
Dixon, Calif., October 29, 2024 — First Northern Community Bancorp (the “Company”, OTCQX: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $14.2 million, or $0.92 per diluted share, for the nine months ended September 30, 2024, down 3.3% compared to net income of $14.7 million, or $0.96 per diluted share, for the nine months ended September 30, 2023.
Net income for the quarter ended September 30, 2024, was $5.5 million, or $0.36 per diluted share, up 18.8% compared to net income of $4.6 million, or $0.30 per diluted share, for the quarter ended September 30, 2023.
Total assets as of September 30, 2024, were $1.93 billion, an increase of $28.4 million, or 1.5%, compared to September 30, 2023. Total deposits as of September 30, 2024, were $1.73 billion, a decrease of $14.3 million, or 0.8%, compared to September 30, 2023. Total net loans (including loans held-for-sale) as of September 30, 2024, were $1.042 billion, an increase of $4.9 million, or 0.5%, compared to total net loans (including loans held-for-sale) of $1.037 billion as of September 30, 2023. The increase in net loans was primarily driven by growth in commercial, commercial real estate, and residential mortgage, partially offset by net reductions in agricultural and residential construction loans.
The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of September 30, 2024.
Commenting on the Company’s financial results, First Northern’s President & Chief Executive Officer, Jeremiah Smith, stated, “We are pleased with our performance during the third quarter with deposit growth of $25 million during the quarter while maintaining our net interest margin.”
CEO Smith further stated “In addition, we saw successful resolution and full collection of a non-performing loan relationship during the third quarter. This resolution drove a decrease in nonaccrual loans, decreasing from $6.8 million as of June 30, 2024, to $4.0 million as of September 30, 2024, a decrease of $2.8 million, or 41%. This resolution contributed to the reversal of the provision for credit losses of $550 thousand for the quarter. We remain committed to improving shareholder value, and as of September 30, 2024, our book value per share rose to $11.92, an increase of $1.17, or 10.9%, when compared to the $10.75 reported for June 30, 2024, largely due to earnings retention and a decrease in accumulated other comprehensive loss.”

FINANCIAL HIGHLIGHTS
As of September 30, 2024 (Unaudited)
(thousands)

CONDENSED CONSOLIDATED BALANCE SHEET September 30, 2024 ASSETS
Cash and Cash Equivalents	$163,918
Investment Securities	632,404
Total Loans (including loans held-for-sale)	1,042,304
Other Assets	92,064
Total Assets	$1,930,690

LIABILITIES AND CAPITAL
Total Deposits	1,732,042
Other Liabilities	16,651
Stockholders’ Equity	181,997
Total Liabilities and Capital	$1,930,690

CONSOLIDATED INCOME STATEMENT Nine Months Ended September 30, 2024
Interest Income	$58,367
Interest Expense	(10,531)
Net Interest Income	47,836
Provision for Credit Losses	200
Net Interest Income after Provision for Credit Losses	47,636
Non-interest Income	4,529
Non-interest Expense	(32,460)
Income before Provision for Income Taxes	19,705
Provision for Income Tax	(5,517)
Net Income	$14,188

PER SHARE INFO AND FINANCIAL RETURN METRICS
Book Value per Share	$11.92
Basic Income per Share (Quarter-to-date)	$0.36
Diluted Income per Share (Quarter-to-date)	$0.36
Basic Income per Share (Year-to-date)	$0.93
Diluted Income per Share (Year-to-date)	$0.92
Consolidated ROAA (Year-to-date)	1.01%
Consolidated ROAE (Year-to-date)	11.50%

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, Glenn, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended June 30, 2024 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and strategic initiatives, and focus on improving shareholder value, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:
Jeremiah Z. Smith
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041